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                                                                    EXHIBIT 99.8


[LOGO]

                    Pioneer USA Natural Resources USA, Inc.
                        5025 North O'Connor, Suite 1400
                              Irving, Texas 75039


___________, 2001

[Broker Name]
[Broker Address]

Dear [broker name],

Pioneer Natural Resources Company ("Pioneer Parent") filed a registration statement with the Securities and Exchange Commission proposing an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. The registration statement became effective _____________, 2001.

In anticipation that your clients may look to you for guidance on this proposal, we have enclosed a proxy statement/prospectus for your reference. If you would like to receive the supplements related to a particular partnership, please contact us. Your clients were also mailed the proxy statement/prospectus and related supplements this week.

Each partnership that approves the proposals will merge with and into Pioneer USA, and the partnership interests of each partnership will be converted into the right to receive common stock of Pioneer Natural Resources Company (NYSE:
PXD) (TSE:PXD). The merger value offered to each of the limited partners has been fixed and is listed on their proxy card. The number of shares of Pioneer common stock that each partner will receive will be based on the average closing price of Pioneer common stock for the ten trading days ending ________, 2001, three business days before the special meeting to be held on __________, 2001. To determine the number of shares of Pioneer common stock the limited partner will receive, the merger value will be divided by the average closing price of the stock on the days defined above.

We welcome your questions and ask that you direct them to our investor relations department at 972-969-3584.


Sincerely,



Scott D. Sheffield
President and CEO
Pioneer Natural Resources USA, Inc.